Exhibit 99.3

Islet Sciences, Inc. COO to Present at EASL: Remogliflozin Etabonate as Novel Treatment for Non-alcoholic Steatohepatitis (NASH)

Islet Sciences’ William Wilkison, Ph.D. to Present Efficacy Results at the 2015 International Liver Conference

RALEIGH, North Carolina March, 9 2015 - Islet Sciences, Inc. (OTCQB: ISLT), a biopharmaceutical company developing new medicines and technologies for the treatment of metabolic disease, announced today that Chief Operating Officer, Dr. William Wilkison, was invited to present clinical and preclinical data highlighting the unique properties of selective sodium glucose transporter 2 (SGLT2) inhibitor, remogliflozin etabonate, as a novel treatment for non-alcoholic steatohepatitis (NASH) and its precursor, non-alcoholic fatty liver disease (NAFLD).  The data will be presented at the 50th International Liver Conference held in Vienna, Austria April 22 – 26, 2015 by the European Association for the Study of Liver (EASL).

The etiology of non-alcoholic steatohepatitis (NASH) is due, in part, to a combination of insulin resistance and oxidative stress. To date, studies with anti-diabetics or anti-oxidants have resulted in small effects on reversal of these factors in NASH patients. Remogliflozin etabonate (Remo) is an SGLT2 inhibitor shown to reduce HbA1c, improve insulin sensitivity and beta cell function, as well as reduce adiposity and body weight in type 2 diabetics.  Additionally, unlike other SGLT2 inhibitors, Remo demonstrates intrinsic anti-oxidant activity, which may reverse the steatohepatitis and oxidative stress required to progress and maintain NASH. Remo is expected to enter phase 2b for NASH in 2015.

William Wilkison, Ph.D., Islet Sciences’ Chief Operating Officer, stated, “We are excited to present our data on remogliflozin etabonate at this important meeting. The ability of Remo to increase insulin sensitivity and lower liver enzymes which we’ve demonstrated in our previous clinical studies, combined with significant reductions in liver steatosis and inflammation markers in pre-clinical studies make for a compelling opportunity for addressing NAFLD/NASH.  Importantly, the positive effects on reducing oxidative stress make Remo unique, and a potentially meaningful differentiator as a best-in-class SGLT2 inhibitor.”

Arun Sanyal, M.D., Professor of Medicine at Virginia Commonwealth University Medical Center and former President of the American Association for the Study of Liver Diseases (AASLD) commented, “The combination of two distinct mechanisms of action – improved insulin sensitivity via selective SGLT2 inhibition and inherent antioxidant activity – into a single, small molecule, oral drug may be significant for the future treatment of NAFLD/NASH, which is becoming an even greater public health issue as the global incidence of obesity and diabetes continue to rise.”

About NASH/NAFLD
NAFLD occurs worldwide with a similar prevalence to obesity and type 2 diabetes. In the United States, it has emerged as the most common form of liver disease with population-based studies estimating prevalence as high as 30% of the general population. In children aged 2-19 years, the prevalence is approximately 10%. NAFLD includes a spectrum of liver disease ranging from simple steatosis (fat deposition) to necrosis and inflammation characteristic of NASH. The prevalence of NASH in the United States is up to 12%. Patients with NASH have an increased risk for disease progression to liver fibrosis (scarring) and irreversible liver damage (cirrhosis). Up to 50% of patients with NASH will develop progressive fibrosis over a 4-6 year period with up to 25% progressing to cirrhosis. NASH cirrhosis is now the third most common cause of liver transplantation in the United States. It is associated with an increased risk of hepatocellular carcinoma and mortality in patients awaiting liver transplant and can also recur post-transplant.

About Remogliflozin
Remogliflozin is a selective SGLT2 inhibitor in phase 2b clinical development for NASH and type 2 diabetes. Remogliflozin has been dosed in over 800 people in more than twenty clinical trials. In twelve-week phase 2b clinical studies, remogliflozin demonstrated HbA1c lowering greater than 1% with no significant adverse events and low incidence rates of genitourinary infections and little or no increases in LDLc, common side effects associated with SGLT2 inhibitors. Remogliflozin also demonstrated strong postprandial glucose disposal and improvements in both insulin sensitivity and beta cell function. In patients with impaired renal function, remogliflozin showed little plasma accumulation relative to patients with normal renal function and, therefore, no dose adjustment is expected for this large (>35%) segment of the diabetic population. The review by a central IRB and the U.S. Food and Drug Administration of the protocol for a phase 2b clinical study of remogliflozin was conducted in late 2014. Clinical site selection is underway with dosing expected to commence Q2 of 2015. The study is designed as a 12-week double blind, placebo controlled, and dose-ranging study of remogliflozin in type 2 diabetics. A phase 2b clinical study of remogliflozin for NASH is anticipated to initiate in 2015.

About Islet Sciences
Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the treatment of metabolic disease. In addition to remogliflozin, the Company’s pipeline includes immune-modulating small molecule IL-12 antagonists targeting beta-cell preservation and inflammation, a cell-based transplantation therapy for insulin-dependent diabetes, and a PCR-based molecular diagnostic measuring beta-cell loss for the diagnosis of type 1 diabetes or onset of insulin-dependent type 2 diabetes. On March 3, 2015, Islet Sciences, Inc. (“Islet”) entered into an exclusive license agreement with Brighthaven Ventures, L.L.C. for rights to develop and commercialize a novel SGLT2 inhibitor, remogliflozin etabonate, in the licensed territory.  The exclusive license will only become effective upon Islet raising a minimum of $10 million and paying BHV the upfront fee by May 31, 2015. For more information, please visit http://www.isletsciences.com.

Forward-Looking Statements
This press release contains forward-looking statements.  Forward-looking statements reflect current expectations as of the date of this press release and involve certain risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, and such forward-looking statements are not predictions of future events.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the Company’s ability to raise the minimum $10 million of funding required by the license agreement, the failure of the license agreement to become effective by May 31, 2015, the Company’s ability to develop and commercialize remogliflozin, and the other risks described in Islet Science, Inc.'s reports filed with the Securities and Exchange Commission.  The development and commercialization of remogliflozin is highly dependent on future medical and research developments and market acceptance, which are outside of Islet’s control.

Contact:
Steve Delmar, Chief Financial Officer
Islet Sciences, Inc.
6601 Six Forks Rd, Suite 140
Raleigh, NC 27615
919.480.1518
info@isletsciences.com